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                          July 9, 2020

       David Jedrzejek
       Chief Counsel
       Levi Strauss & Co.
       1155 Battery Street
       San Francisco, California 94111

                                                        Re: Levi Strauss & Co.
                                                            Registration
Statement on Form S-4
                                                            Filed July 7, 2020
                                                            File No. 333-239732

       Dear Mr. Jedrzejek:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Brett Cooper